Filed Pursuant to Rule 433
Registration No. 333-157406
February 15, 2011
TERM SHEET
$850,000,000 6.000% Notes due 2041

Issuer:	Noble Energy, Inc.

Securities Offered:	6.000% Notes due 2041

Format:	SEC Registered

Principal Amount:	$850,000,000

Maturity Date:	March 1, 2041

Coupon:	6.000%

Price to Public:	99.336% of principal amount

Yield to Maturity:	6.048%

Benchmark Treasury:	4.25% due November 15, 2040

Benchmark Treasury Yield:	4.673%

Spread to Benchmark Treasury:	T+ 137.5 basis points

Interest Payment Dates:	March 1 and September 1, beginning September 1, 2011

Optional Redemption:
At any time prior to September 1, 2040, Make Whole call as set forth in the preliminary prospectus supplement (Treasury rate plus 25 basis points). At any time on or after September 1, 2040, at 100% of the principal amount plus accrued interest to the redemption date as set forth in the preliminary prospectus supplement.

Trade Date:	February 15, 2011

Settlement Date:	T+3; February 18, 2011

Anticipated Ratings*:	Moody’s: Baa2 (stable outlook) S&P: BBB (stable outlook)

CUSIP:	655044AE5

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. J.P. Morgan Securities LLC Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Co-Managers:
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
DnB NOR Markets, Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. Incorporated
RBS Securities Inc.
SG Americas Securities, LLC
UBS Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Barclays Capital Inc. toll free at 1-888-603-5874, Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.